EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FOURTH QUARTER & FULL YEAR 2008 RESULTS
Total 2008 net earnings to common shareholders of $49.4 million, or $0.82 per diluted share
Q4 2008 net earnings to common shareholders of $2.2 million, or $0.04 per diluted share
Non-performing assets ended quarter at 1.88% of total assets
Total regulatory risk based capital of 14.61%, up from 10.89% a year ago
Tangible common equity ratio of 6.72%, up from 6.27% a year ago

PORTLAND, Ore. – January 29, 2009 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced fourth quarter 2008 net earnings applicable to common shareholders of $2.2 million, or $0.04 per diluted share, compared to $9.5 million, or $0.16 per diluted share, for the fourth quarter of 2007. For the full year 2008, the Company reported net earnings applicable to common shareholders of $49.4 million, or $0.82 per diluted share, compared to $63.3 million, or $1.05 per diluted share a year ago.

Significant financial statement items for the fourth quarter of 2008 include:

  Provision for loan losses of $32.0 million, a reduction of 10% from the third quarter of 2008;
  Total net charge-offs of $30.0 million, or 1.94% of average loans on an annualized basis;
  The allowance for credit losses ended the year at 1.58% of total loans, up from 1.42% a year ago;
  Non-performing assets ended the quarter at 1.88% of total assets. Non-performing loans ended the quarter at 2.18% of total loans;
  Loans past due 30-89 days ended the year at $59.1 million, a decrease of 18% from September 30, 2008;
  Deposits increased $95.3 million during the quarter, an increase of 1%;
  Mortgage banking revenue includes a $3.0 million decline in the value of the mortgage servicing rights (MSR) asset;
  A gain on the fair value of junior subordinated debentures of $8.8 million was recognized;
  A loss on other real estate owned of $2.7 million was recognized;
  The VISA litigation accrual of $2.1 million from the third quarter was reversed;
  Net interest margin, on a tax equivalent basis, decreased 10 basis points during the quarter to 4.02%. Excluding reversals of interest on loans of $2.1 million, or 11 basis points, the net interest margin would have increased 1 basis point during the quarter;
  The cost of interest bearing deposits for the fourth quarter was 2.15%, a decrease of 17 basis points from the third quarter, and
  Issued $214.2 million in preferred stock to the U.S. Treasury, developing several new loan programs to stimulate economic activity in our markets.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

"Although we’ve been immersed in this recession for the last year and a half, I am pleased to report that Umpqua's capital position and total liquidity remain strong, and our credit quality numbers, considering the state of the economy are very good," said Ray Davis, president and CEO of Umpqua Holdings Corporation. "With a total risk based capital ratio in excess of 14.6%, tangible common equity above 6.7%, liquidity in excess of $1.6 billion, and our non-performing assets still under 1.9% at year end, we remain confident that Umpqua will bounce back strong once economic conditions stabilize."

Operating earnings exclude merger related expense, net of tax, and goodwill impairment. The Company had no merger related expense in 2008. The following is a comparison of net earnings applicable to common shareholders to operating earnings for all periods presented:

	Quarter ended:			Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	12/31/08	9/30/08	12/31/07	% Change	% Change

Net earnings applicable to common shareholders	$2,210	$12,387	$9,516	(82)%	(77)%
Add back: Merger expense (net of tax) & goodwill
impairment	982	--	71	nm	1,283%

Operating Earnings	$3,192	$12,387	$9,587	(74)%	(67)%

Earnings per diluted share:
Net earnings applicable to common shareholders	$0.04	$0.20	$0.16	(80)%	(75)%
Operating Earnings	$0.05	$0.20	$0.16	(75)%	(69)%

	Year ended:		Year over
			Year
(Dollars in thousands, except per share data)	12/31/08	12/31/07	% Change

Net earnings applicable to common shareholders	$49,424	$63,268		(22)%
Add back: Merger expense (net of tax) & goodwill
impairment	982	1,991		(51)%

Operating Earnings	$50,406	$65,259		(23)%

Earnings per diluted share:
Net earnings applicable to common shareholders	$0.82	$1.05		(22)%
Operating Earnings	$0.83	$1.08		(23)%

nm = not meaningful

Credit quality
 Non-performing assets were $161.3 million, or 1.88% of total assets, as of December 31, 2008, compared to $138.1 million, or 1.66% of total assets as of September 30, 2008. Of this amount, $5.5 million represented loans past due greater than 90 days and still accruing interest, $127.9 million represented non-accrual loans, and $27.9 million was other real estate owned. Approximately 70% of non-performing assets are from the residential development loan segment of the portfolio.

Total net charge-offs were $30.0 million in the fourth quarter of 2008, which represented 1.94% of average loans on an annualized basis. Prior to the second quarter of 2008, the Company recognized the charge-off of an impairment reserve when the loan was resolved, sold, or foreclosed/transferred to other real estate owned. Starting in the second quarter of 2008, the Company accelerated the charge-off of the impairment reserve to the period when it arises for collateral dependent loans. Therefore, the non-accrual loans of $127.9 million as

Umpqua Holdings Corporation Announces Fourth Quarter 2008
Results January 29, 2009

of December 31, 2008 have already been written-down to their estimated net realizable value, based on disposition value, and are expected to be resolved over the coming quarters with no additional material loss.

The provision for loan losses for the fourth quarter of 2008 was $32.0 million, which was $2.0 million above the net charge-off level for the quarter. This difference represents a reserve build, increasing the allowance for credit losses from 1.54% of total loans as of September 30, 2008 to 1.58% of total loans as of December 31, 2008. Approximately $8.6 million, or 9%, of the allowance for credit losses was not allocated to specific loans, and represents an increase in the reserve during uncertain economic times.

For the past seven quarters, the Company has been aggressively resolving problems arising from the current economic downturn. The following is a recap of the Company’s credit quality trends since the start of 2007, noting the accelerated charge off of impairment reserves discussed above was implemented in the second quarter of 2008:

Credit quality trends
(Dollars in thousands)			Ending			Change in ratio of
	Provision	Net	specific	Allowance		non-performing
	for	charge-offs	impairment	for credit loss	30-89 days	assets to
	loan loss	(recoveries)	reserve	to loans %	past due %	total assets

Q1 2007	$83	$(90)	$857	1.14%	0.17%	0.06%
Q2 2007	3,413	31	5,088	1.17%	0.56%	0.41%
Q3 2007	20,420	865	16,244	1.47%	0.99%	0.37%
Q4 2007	17,814	21,188	9,893	1.42%	0.64%	0.22%
Q1 2008	15,132	13,476	13,281	1.45%	1.13%	(0.12)%
Q2 2008	25,137	37,976	--	1.22%	0.31%	0.19%
Q3 2008	35,454	15,193	--	1.54%	1.16%	0.41%
Q4 2008	31,955	30,072	--	1.58%	0.96%	0.22%

Total	$149,408	$118,711

As presented in the table above, the cumulative loss rate since the beginning of 2007 was $118.7 million, or 2.21%, of beginning loans as calculated in the table below:

Cumulative loss rate
(Dollars in thousands)

Cumulative net charge-offs – 2007 & 2008	$118,711
Gross loan balance, December 31, 2006	$5,361,862
Cumulative charge-off rate – 2007 & 2008	2.21%

Total construction loans decreased 23% from December 31, 2007. Within the construction loan portfolio, the residential development loan segment is $384 million, or 6% of the total loan portfolio. This segment has decreased $290 million, or 43%, from December 31, 2007. Oregon/Washington residential development loans total $227 million, a decrease of 42% from a year ago. California residential development loans total $157 million, a decrease of 44% from a year ago.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

The following is a geographic distribution of the residential development portfolio as of December 31, 2008:

Residential development loans
(Dollars in thousands)					Non-	Accruing
				% change	accrual	loans
	Balance	Balance	Balance	from	loans	balance
	12/31/07	9/30/08	12/31/08	12/31/07	12/31/08	12/31/08

Northwest Oregon	$237,780	$152,686	$134,506	(43)%	$18,720	$115,786
Central Oregon	57,933	37,213	31,186	(46)%	15,846	15,340
Southern Oregon	50,437	38,048	33,850	(33)%	4,583	29,267
Washington	45,206	34,327	27,531	(39)%	648	26,883
Greater Sacramento	167,245	126,629	109,181	(35)%	33,374	75,807
Northern California	115,604	66,414	47,905	(59)%	14,041	33,864

Total	$674,205	$455,317	$384,159	(43)%	$87,212	$296,947

% of total loan portfolio	11%	7%	6%			5%

Quarter change $	$(90,167)	$(46,348)	$(71,158)
Quarter change %	(12)%	(9)%	(16)%

The remaining $525 million in construction loans are commercial construction projects. These commercial construction loans are uniquely different from the residential development loans and are performing with only $0.6 million in loans past due 30-89 days. Total non-performing assets related to commercial construction loans were $17.8 million at December 31, 2008. All non-accrual loans were written down to their net realizable values at year end.

Net interest margin
 The Company reported a tax equivalent net interest margin of 4.02% for the fourth quarter of 2008, compared to 4.12% for the third quarter of 2008, and 4.00% for the third quarter of 2007. The decrease in net interest margin from the third quarter of 2008 resulted primarily from interest reversals on loans of $2.1 million, or 11 basis points. The cost of interest bearing deposits was 17 basis points lower than the third quarter of 2008.

Mortgage servicing rights
 Mortgage interest rates decreased significantly late in the fourth quarter of 2008, resulting in the Company recognizing a $3.0 million decline in value of the MSR asset based on higher go-forward refinancing expectations. On December 31, 2008, the MSR asset was valued at 0.86% of the total serviced loan portfolio.

Loss on investment securities
 During the fourth quarter of 2008, the Company recognized a net loss of $0.1 million on investment securities. This represented an other than temporary impairment charge related to non-agency mortgage-backed securities in the held to maturity classification of $1.6 million, offset by gains on sale of investments of $1.5 million. During the third quarter of 2008, the Company reclassified the non-agency mortgage-backed security portfolio from investment securities available for sale to investment securities held to maturity. At December 31, 2008, the non-agency mortgage backed security portfolio totaled $11.3 million, or 0.9% of the total investment portfolio.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Fair value of junior subordinated debentures
 The Company recognized a gain on the fair value of junior subordinated debentures of $8.8 million during the fourth quarter of 2008. This fair value gain was based upon reductions in market interest rates, which will result in lower forecasted cash outflows in the future. The Company utilizes a pricing service along with internal models to determine the valuation of this liability. The majority of the gain relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of December 31, 2008, the credit adjusted interest spread for potential new issuances was forecasted to be significantly higher. The difference between spreads represents the gain in fair value of the Company’s junior subordinated debentures compared to potential new instruments in the market. This fair value adjustment will reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of the related instrument. As of December 31, 2008, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $92.5 million.

Non-interest expense
 Total non-interest expense for the fourth quarter of 2008 was $53.6 million, compared to $56.3 million for the third quarter of 2008, a decrease of $2.7 million, or 5%. The decrease on a sequential quarter basis related primarily to a VISA litigation accrual reversal as discussed later in this report.

Balance sheet
 Total consolidated assets as of December 31, 2008 were $8.6 billion, compared to $8.3 billion a year ago. Total gross loans and leases, and deposits, were $6.1 billion and $6.6 billion, respectively, as of December 31, 2007 and 2008.

Total loans declined $30 million during the fourth quarter. Total gross loan fundings during the fourth quarter of 2008 were $350 million, which were offset by payoffs of previously funded loans of $350 million, and net charge-offs of $30 million, resulting in the overall decline of $30 million in loans during the fourth quarter.

Total deposits increased $95 million, or 1%, during the fourth quarter. The growth during the quarter occurred in time deposits, coming from money market and savings accounts, based on customer preference for higher rate deposits given the significant decline in market interest rates.

Based on the increase in deposits during the quarter, short-term borrowings were reduced by $40 million.

Goodwill
 During the fourth quarter of 2008, the Company recognized goodwill impairment of $1.0 million related to its retail brokerage subsidiary. Remaining goodwill associated with this segment was $2.7 million as of December 31, 2008.

Based on continued market volatility and the drop in price of the Company’s common stock subsequent to year-end, the Company is currently analyzing the value of goodwill within its community banking segment related to its prior acquisitions, to determine whether the value of goodwill has been impaired. Any potential goodwill impairment could be material to reported earnings, but would be a non-cash charge and have no effect on the Company’s cash balances, liquidity or tangible equity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s well-capitalized regulatory capital ratios would not be affected by this potential non-cash expense. The Company anticipates the analysis will be completed prior to filing the Annual Report on Form 10-K with the Securities and Exchange Commission by early March 2009.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Capital
 As of December 31, 2008, total shareholders’ equity was $1.5 billion, comprised of $202 million in preferred stock (par value of $214.2 million issued to the U.S. Treasury on November 14, 2008 and described below), and common stock of $1.3 billion. Book value per common share was $21.36, tangible book value per share was $8.76 and tangible equity to assets was 6.72% . These measures increased during the fourth quarter of 2008 related primarily to a $23.8 million increase in unrealized gains on the investment security portfolio, net of tax, along with the sale of 2.2 million warrants in connection with the sale of preferred stock.

The Company’s estimated total risk-based capital ratio as of December 31, 2008 is 14.61%, and has increased from 11.30% as of September 30, 2008, and 10.89% as of December 31, 2007. Our total risk-based capital level is in excess of the regulatory definition of “well capitalized” of 10.0% . The increase during the quarter related to the recognition of net income, continued management of risk-weighted assets, and the sale of preferred stock. This capital ratio as of December 31, 2008 is an estimate pending completion and filing of the Company’s regulatory reports.

Excluding the sale of preferred stock during the fourth quarter of 2008, the Company’s total risk-based capital ratio as of December 31, 2008 would have been 11.68%, increased from 11.30% as of September 30, 2008, and 10.89% as of December 31, 2007.

On November 14, 2008, in exchange for an aggregate purchase price of $214.2 million, Umpqua Holdings Corporation issued and sold to the United States Department of the Treasury (U.S. Treasury) pursuant to the TARP Capital Purchase Program the following: (i) 214,181 shares of the Company's newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $1,000 per share ($214,181,000 liquidation preference in the aggregate) and (ii) a warrant to purchase up to 2,221,795 shares of the Company's common stock, no par value per share, at an exercise price of $14.46 per share, subject to certain anti-dilution and other adjustments. The warrant may be exercised for up to ten years after it was issued.

In connection with the issuance and sale of the Company's securities, the Company entered into a Letter Agreement including the Securities Purchase Agreement - Standard Terms, dated November 14, 2008, with the U.S. Treasury (the "Agreement"). The Agreement contains limitations on the payment of quarterly cash dividends on the Company's common stock in excess of $0.19 per share, and on the Company's ability to repurchase its common stock. The Agreement also grants registration rights to the holders of the Series A Preferred Stock, the Warrant and the common stock to be issued under the Warrant and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008.

The Series A Preferred Stock will bear cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter, in each case, applied to the $1,000 per share liquidation preference, but will only be paid when, as and if declared by the Company's board of directors out of funds legally available therefor. The Series A Preferred Stock has no maturity date and ranks senior to our common stock (and on an equivalent basis with the Company's other authorized series of preferred stock, of which no shares are currently outstanding) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

There were no repurchases of common stock during 2008. The total remaining available common shares authorized for repurchase is approximately 1.5 million as of December 31, 2008.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Subsequent Event – Assumption of deposits
 On January 16, 2009, the Federal Deposit Insurance Corporation (FDIC) placed the Bank of Clark County, Vancouver, Washington, into receivership. Umpqua Bank assumed the insured non-brokered deposit balances from the FDIC, which totaled $183.9 million, at no premium. In connection with the assumption, Umpqua Bank acquired certain assets totaling $23.2 million, primarily cash and marketable securities, with the difference of $160.9 million representing funds received directly from the FDIC. Through this agreement, Umpqua Bank now operates two additional store locations in Vancouver, Wash. The agreement includes the ability to purchase optional loan pools for up to 30 days following closing. In addition, the FDIC is reimbursing Umpqua Bank for all overhead costs related to the acquired Bank of Clark County operations for 90 days following closing, while Umpqua Bank will pay the FDIC a minimal servicing fee per assumed deposit account.

Visa related activity
 In March 2008, Visa completed its initial public offering. Umpqua Bank and certain other Visa member banks are shareholders in Visa. Following the initial public offering, the Company received $12.6 million in proceeds from the offering, as a mandatory partial redemption of 295,377 shares, reducing the Company’s holdings from 764,036 shares to 468,659 shares of Class B common stock. Using proceeds from this offering, Visa established a $3.0 billion escrow account to cover the resolution of pending litigation and related claims. The partial redemption proceeds are reflected in non-interest income in the first quarter of 2008.

In connection with Visa’s establishment of the litigation escrow account, the Company reversed a $5.2 million reserve in the first quarter of 2008, reflected as a reduction of non-interest expense. This reserve was created in the fourth quarter of 2007, pending completion of the Visa initial public offering, as a charge to non-interest expense.

In October 2008, Visa announced that it had reached a settlement with Discover Card related to an antitrust lawsuit, and that it had established an additional reserve related to the settlement with Discover Card that has not already been funded into the escrow account. In connection with this settlement, the Company recorded, in the third quarter of 2008, a liability and corresponding expense of $2.1 million pre-tax, for its proportionate share of that liability. In December, this liability and expense was reversed when VISA deposited sufficient funds into the escrow account to cover the remaining amount of the settlement. The Company is not a party to the Visa litigation and its liability arises solely from the Bank’s membership interest in Visa.

The deposit of funds into the escrow account in December has the effect of a repurchase of Class A common share equivalents from the Class B shareholders and further reduces the conversion ratio applicable to Class B common stock outstanding from 0.7143 per Class A share to 0.6296 per Class A share.

The remaining unredeemed shares of Visa Class B common stock are restricted and may not be transferred until the later of (i) three years from the date of the initial public offering, or (ii) the period of time necessary to resolve the covered litigation. If the funds in the escrow account are insufficient to settle all the covered litigation, Visa may sell additional Class A shares, use the proceeds to settle litigation, and further reduce the conversion ratio. If funds remain in the escrow account after all litigation is settled, the Class B conversion ratio will be increased to reflect that surplus.

As of December 31, 2008, the value of the Class A shares was $52.45 per share. The value of unredeemed Class A equivalent shares owned by the Company was $15.5 million as of December 31, 2008, and has not been reflected in the accompanying financial statements.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

About Umpqua Holdings Corporation
 Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, January 29, 2009, at 10:00 a.m. PT (1:00 p.m. ET) during which the Company will discuss fourth quarter 2008 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m. The conference ID is “59372588.” Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com. A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Forward-Looking Statements
 This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to improve financial performance when the economy stabilizes; expecting no additional material loss from existing non-accrual loans; a higher level of refinancing in the mortgage servicing portfolio; potential goodwill impairment and lower LIBOR rates. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, economic conditions that continue to deteriorate beyond our ability to respond, our ability to realize expected recoveries of non-accrual loans; an increase in mortgage interest rates that would impact the MSR valuation; the results of an impairment analysis, which could result in a material decrease in reported earnings; management’s ability to successfully operate in this economic environment and no decrease in LIBOR rates, which could cause future recognition of loss in the fair value of our junior subordinated debentures.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Consolidated Statements of Income
(Unaudited)

		Quarter Ended:

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	% Change	% Change

Interest income
Loans and leases	$93,632	$98,180	$112,050	(5)%	(16)%
Interest and dividends on investments:
Taxable	11,253	9,725	9,515	16%	18%
Exempt from federal income tax	1,653	1,644	1,671	1%	(1)%
Dividends	36	104	76	(65)%	(53)%
Temporary investments	84	69	976	22%	(91)%

Total interest income	106,658	109,722	124,288	(3)%	(14)%

Interest expense
Deposits	28,252	30,025	47,090	(6)%	(40)%
Repurchase agreements and
fed funds purchased	262	714	378	(63)%	(31)%
Junior subordinated debentures	3,306	3,211	4,492	3%	(26)%
Term debt	1,794	2,064	875	(13)%	105%

Total interest expense	33,614	36,014	52,835	(7)%	(36)%
Net interest income	73,044	73,708	71,453	(1)%	2%
Provision for loan and lease losses	31,955	35,454	17,814	(10)%	79%
Non-interest income
Service charges	8,668	8,911	8,478	(3)%	2%
Brokerage fees	2,384	2,319	2,444	3%	(2)%
Mortgage banking revenue	(408)	1,027	2,019	(140)%	(120)%
Net loss on investment securities	(73)	(2,477)	(3)	(97)%	nm
Gain on junior subordinated debentures
carried at fair value	8,751	25,311	182	(65)%	nm
Net loss on other real estate owned	(2,658)	(2,193)	(4)	21%	nm
Other income	1,559	1,573	3,271	(1)%	(52)%

Total non-interest income	18,223	34,471	16,387	(47)%	11%

Non-interest expense
Salaries and benefits	29,557	29,131	27,692	1%	7%
Occupancy and equipment	9,442	9,340	9,011	1%	5%
Intangible amortization	1,438	1,437	1,694	0%	(15)%
FDIC assessments	1,368	1,318	696	4%	97%
Other	12,944	12,986	12,874	0%	1%
Visa litigation	(2,085)	2,085	5,183	(200)%	(140)%
Goodwill impairment	982	--	--	nm	nm
Merger related expenses	--	--	118	0%	(100)%

Total non-interest expense	53,646	56,297	57,268	(5)%	(6)%
Income before provision for income taxes	5,666	16,428	12,758	(66)%	(56)%
Provision for income tax	1,836	4,041	3,242	(55)%	(43)%

Net income	$3,830	$12,387	$9,516	(69)%	(60)%

Preferred stock dividend - undeclared	1,620	--	--	nm	nm

Net earnings applicable to common
shareholders	$2,210	$12,387	$9,516	(82)%	(77)%

Weighted average shares outstanding	60,134,062	60,096,637	59,939,649	0%	0%
Weighted average diluted shares outstanding	60,503,643	60,443,949	60,343,710	0%	0%

Earnings per share – Basic	$0.04	$0.21	$0.16	(81)%	(75)%
Earnings per share – Diluted	$0.04	$0.20	$0.16	(80)%	(75)%
nm = not meaningful

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Consolidated Statements of Income
(Unaudited)

	Year ended:

Dollars in thousands, except per share data	Dec 31, 2008	Dec 31, 2007	% Change

Interest income
Loans and leases	$393,927	$443,939	(11)%
Interest and dividends on investments:
Taxable	41,189	34,891	18%
Exempt from federal income tax	6,653	5,822	14%
Dividends	334	325	3%
Temporary investments	443	3,415	(87)%

Total interest income	442,546	488,392	(9)%
Interest expense
Deposits	129,370	180,840	(28)%
Repurchase agreements and
fed funds purchased	2,220	2,135	4%
Trust preferred securities	13,655	16,821	(19)%
Other borrowings	6,994	2,642	165%

Total interest expense	152,239	202,438	(25)%
Net interest income	290,307	285,954	2%
Provision for loan and lease losses	107,678	41,730	158%
Non-interest income
Service charges	34,775	32,126	8%
Brokerage fees	8,948	10,038	(11)%
Mortgage banking revenue	2,436	7,791	(69)%
Net gain (loss) on investment securities	1,349	(13)	nm
Gain on junior subordinated debentures
carried at fair value	38,903	4,928	689%
Net loss on other real estate owned	(8,313)	(4)	nm
Proceeds from Visa
mandatory partial redemption	12,633	--	nm
Other income	8,074	9,959	(19)%

Total non-interest income	98,805	64,825	52%
Non-interest expense
Salaries and benefits	114,600	112,864	2%
Occupancy and equipment	37,047	35,785	4%
Intangible amortization	5,857	6,094	(4)%
FDIC assessments	5,182	1,223	324%
Other	49,772	49,651	0%
Visa litigation	(5,183)	5,183	(200)%
Goodwill impairment	982	--	nm
Merger related expenses	--	3,318	(100)%

Total non-interest expense	208,257	214,118	(3)%
Income before income taxes	73,177	94,931	(23)%
Provision for income tax	22,133	31,663	(30)%

Net income	$51,044	$63,268	(19)%

Preferred stock dividend - undeclared	1,620	--	nm

Net earnings applicable to common
shareholders	$49,424	$63,268	(22)%

Weighted average shares outstanding	60,083,788	59,827,942	0%
Weighted average diluted shares outstanding	60,432,994	60,427,571	0%

Earnings per share – Basic	$0.82	$1.06	(23)%
Earnings per share – Diluted	$0.82	$1.05	(22)%
nm = not meaningful

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	% Change	% Change

Assets:
Cash and due from banks	$148,064	$161,282	$188,782	(8)%	(22)%
Temporary investments	56,612	5,556	3,288	919%	1,622%
Investment securities:
Trading	1,987	1,531	2,837	30%	(30)%
Available for sale	1,238,712	963,714	1,050,756	29%	18%
Held to maturity	15,812	16,609	6,005	(5)%	163%
Loans held for sale	22,355	14,061	13,047	59%	71%
Loans and leases	6,131,374	6,161,541	6,055,635	0%	1%
Less: Allowance for loan and lease losses	(95,865)	(93,982)	(84,904)	2%	13%

Loans and leases, net	6,035,509	6,067,559	5,970,731	(1)%	1%
Restricted equity securities	16,491	19,573	15,273	(16)%	8%
Premises and equipment, net	104,694	105,341	106,267	(1)%	(1)%
Mortgage servicing rights, net	8,205	10,738	10,088	(24)%	(19)%
Goodwill and other intangibles	757,833	760,252	764,906	0%	(1)%
Other real estate owned	27,898	19,753	6,943	41%	302%
Other assets	163,378	181,664	201,130	(10)%	(19)%

Total assets	$8,597,550	$8,327,633	$8,340,053	3%	3%

Liabilities:
Deposits	$6,588,935	$6,493,671	$6,589,326	1%	0%
Securities sold under agreements
to repurchase	47,588	52,174	36,294	(9)%	31%
Fed funds purchased	--	40,000	69,500	(100)%	(100)%
Term debt	206,531	206,694	73,927	0%	179%
Junior subordinated debentures, at fair value	92,520	101,247	131,686	(9)%	(30)%
Junior subordinated debentures, at amortized cost	103,655	103,879	104,680	0%	(1)%
Other liabilities	71,313	82,900	94,702	(14)%	(25)%

Total liabilities	7,110,542	7,080,565	7,100,115	0%	0%

Shareholders' equity:
Preferred stock	202,178	--	--	nm	nm
Common stock	1,005,820	992,402	988,780	1%	2%
Retained earnings	264,938	264,379	251,545	0%	5%
Accumulated other comprehensive income (loss)	14,072	(9,713)	(387)	245%	nm

Total shareholders' equity	1,487,008	1,247,068	1,239,938	19%	20%

Total liabilities and shareholders' equity	$8,597,550	$8,327,633	$8,340,053	3%	3%

Common shares outstanding at period end	60,146,400	60,124,192	59,980,161	0%	0%
Book value per common share	$21.36	$20.74	$20.67	3%	3%
Tangible book value per common share	$8.76	$8.10	$7.92	8%	11%
Tangible equity - common	$526,997	$486,816	$475,032	8%	11%
Tangible common equity to tangible assets	6.72%	6.43%	6.27%
nm = not meaningful

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

Dollars in thousands	Dec 31, 2008		Sep 30, 2008		Dec 31, 2007		Sequential	Year over
							Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change

Demand, non interest-bearing	$1,254,079	19%	$1,263,520	19%	$1,272,872	19%	(1)%	(1)%
Demand, interest-bearing	2,810,935	43%	2,872,953	44%	2,948,035	45%	(2)%	(5)%
Savings	277,154	4%	305,352	5%	410,339	6%	(9)%	(32)%
Time	2,246,767	34%	2,051,846	32%	1,958,080	30%	9%	15%

Total Deposits	$6,588,935	100%	$6,493,671	100%	$6,589,326	100%	1%	0%

Total Core deposits-ending (1)	$5,356,670	81%	$5,375,170	83%	$5,450,788	83%	0%	(2)%
Total Core deposits-average (1)	$5,356,987		$5,305,680		$5,500,913		1%	(3)%

Number of open accounts:
Demand, non interest-bearing	147,395		147,231		139,425		0%	6%
Demand, interest-bearing	59,938		60,678		63,086		(1)%	(5)%
Savings	69,661		70,272		70,856		(1)%	(2)%
Time	33,023		33,085		37,216		0%	(11)%

Total	310,017		311,266		310,583		0%	0%

Average balance per account:
Demand, non interest-bearing	$8.5		$8.6		$9.1
Demand, interest-bearing	46.9		47.3		46.7
Savings	4.0		4.3		5.8
Time	68.0		62.0		52.6
Total	21.3		20.9		21.2

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Loan Portfolio
(Unaudited)

Dollars in thousands	Dec 31, 2008		Sep 30, 2008		Dec 31, 2007		Sequential	Year over
							Quarter	Year
Loans and leases by class:	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change

Commercial real estate	$3,257,796	53%	$3,234,180	52%	$3,020,573	50%	1%	8%
Residential real estate	435,287	7%	421,062	7%	379,804	6%	3%	15%
Construction	909,532	15%	988,452	16%	1,187,984	20%	(8)%	(23)%

Total real estate	4,602,615	75%	4,653,694	75%	4,588,361	76%	(1)%	0%
Commercial	1,460,909	25%	1,446,024	23%	1,394,985	23%	1%	5%
Leases	40,155	1%	40,927	1%	40,207	1%	(2)%	0%
Installment and other	39,145	1%	42,757	1%	43,371	1%	(8)%	(10)%
Deferred loan fees, net	(11,450)	0%	(11,861)	0%	(11,289)	0%	(3)%	1%

Total loans and leases	$6,131,374	100%	$6,161,541	100%	$6,055,635	100%	0%	1%

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Credit Quality
(Unaudited)

		Quarter Ended		Sequential	Year over
				Quarter	Year
Dollars in thousands	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	% Change	% Change

Allowance for credit losses
Balance beginning of period	$93,982	$73,721	$88,278
Provision for loan and lease losses	31,955	35,454	17,814	(10)%	79%

Charge-offs	(31,222)	(17,108)	(21,733)	82%	44%
Less: Recoveries	1,150	1,915	545	(40)%	111%

Net charge-offs	(30,072)	(15,193)	(21,188)	98%	42%

Total Allowance for loan and lease losses	95,865	93,982	84,904	2%	13%
Reserve for unfunded commitments	983	1,059	1,182

Total Allowance for credit losses	$96,848	$95,041	$86,086	2%	13%

Net charge-offs to average
loans and leases (annualized)	1.94%	0.98%	1.38%
Recoveries to gross charge-offs	4%	11%	3%
Allowance for credit losses to
loans and leases	1.58%	1.54%	1.42%

Nonperforming assets:
Loans on non-accrual status	$127,914	$111,895	$81,317	14%	57%
Loans past due 90+ days & accruing	5,452	6,406	9,782	(15)%	(44)%

Total nonperforming loans	133,366	118,301	91,099	13%	46%
other real estate owned (1)	27,898	19,753	6,943	41%	302%

Total nonperforming assets	$161,264	$138,054	$98,042	17%	64%

Nonperforming loans to total loans and leases	2.18%	1.92%	1.50%
Nonperforming assets to total assets	1.88%	1.66%	1.18%
Past due 30-89 days	$59,138	$71,684	$38,963	(18)%	52%
Past due 30-89 days to total loans and leases	0.96%	1.16%	0.64%

(1) For quarters ended December 31 and September 30, 2008, other real estate owned includes $10 million of real estate legally sold, but for lack of initial investment of the purchaser, not accounted for as a sale, and therefore continues to be reported as other real estate owned.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Credit Quality (continued)
(Unaudited)

		Year ended:

Dollars in thousands	Dec 31, 2008	Dec 31, 2007	% Change

Allowance for credit losses
Balance beginning of period	$84,904	$60,090
Provision for loan and lease losses	107,678	41,730	158%
Acquisitions	--	5,078

Charge-offs	(101,052)	(24,730)	309%
Less: Recoveries	4,335	2,736	58%

Net (charge-offs) recoveries	(96,717)	(21,994)	340%

Total Allowance for loan and lease losses	95,865	84,904	13%

Reserve for unfunded commitments	983	1,182

Total Allowance for credit losses	$96,848	$86,086	13%

Net charge-offs to average
loans and leases	1.58%	0.38%
Recoveries to gross charge-offs	4%	11%

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Selected Ratios
(Unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	Change	Change

Net Interest Spread:
Yield on loans and leases	6.03%	6.33%	7.28%	(0.30)	(1.25)
Yield on taxable investments	4.88%	4.67%	4.79%	0.21	0.09
Yield on tax-exempt investments (1)	5.81%	5.73%	5.58%	0.08	0.23
Yield on temporary investments	0.82%	2.08%	4.56%	(1.26)	(3.74)
Total yield on earning assets (1)	5.85%	6.11%	6.93%	(0.26)	(1.08)

Cost of interest bearing deposits	2.15%	2.32%	3.53%	(0.17)	(1.38)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.36%	2.22%	2.70%	(0.86)	(1.34)
Cost of term debt	3.45%	3.60%	4.63%	(0.15)	(1.18)
Cost of junior subordinated debentures	6.42%	5.54%	7.53%	0.88	(1.11)
Total cost of interest bearing liabilities	2.34%	2.50%	3.71%	(0.16)	(1.37)

Net interest spread (1)	3.51%	3.61%	3.22%	(0.10)	0.29
Net interest margin – Consolidated (1)	4.02%	4.12%	4.00%	(0.10)	0.02

Net interest margin – Bank (1)	4.20%	4.29%	4.24%	(0.09)	(0.04)

Return on average assets	0.10%	0.59%	0.46%	(0.49)	(0.36)
Return on average tangible assets	0.11%	0.65%	0.50%	(0.54)	(0.39)
Return on average common equity	0.70%	3.95%	3.04%	(3.25)	(2.34)
Return on average tangible common equity	1.75%	10.11%	7.92%	(8.36)	(6.17)
Efficiency ratio – Consolidated	58.28%	51.68%	64.68%	6.60	(6.40)
Efficiency ratio – Bank	59.62%	63.75%	60.76%	(4.13)	(1.14)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Selected Ratios
(Unaudited)

	Year Ended:

	Dec 31, 2008	Dec 31, 2007	Change

Net Interest Spread:
Yield on loans and leases	6.42%	7.61%	(1.19)
Yield on taxable investments	4.70%	4.74%	(0.04)
Yield on tax-exempt investments (1)	5.68%	5.52%	0.16
Yield on temporary investments	1.82%	5.00%	(3.18)
Total yield on earning assets (1)	6.18%	7.22%	(1.04)

Cost of interest bearing deposits	2.49%	3.63%	(1.14)
Cost of securities sold under agreements
to repurchase and fed funds purchased	2.23%	3.25%	(1.02)
Cost of term debt	3.60%	4.60%	(1.00)
Cost of junior subordinated debentures	6.03%	7.58%	(1.55)
Total cost of interest bearing liabilities	2.66%	3.80%	(1.14)

Net interest spread (1)	3.52%	3.42%	0.10
Net interest margin – Consolidated (1)	4.07%	4.24%	(0.17)

Net interest margin – Bank (1)	4.25%	4.49%	(0.24)

Return on average assets	0.59%	0.80%	(0.21)
Return on average tangible assets	0.65%	0.88%	(0.23)
Return on average equity	3.94%	5.17%	(1.23)
Return on average tangible equity	10.02%	13.08%	(3.06)
Efficiency ratio – Consolidated	53.11%	60.62%	(7.51)
Efficiency ratio – Bank	55.32%	57.47%	(2.15)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation

Average Balances
(Unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
Dollars in thousands	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	% Change	% Change

Temporary investments	$40,961	$13,182	$84,964	211%	(52)%
Investment securities, taxable	924,722	841,810	800,501	10%	16%
Investment securities, tax-exempt	167,127	167,132	169,609	0%	(1)%
Loans held for sale	14,900	13,966	15,123	7%	(1)%
Loans and leases	6,158,620	6,159,644	6,087,801	0%	1%

Total earning assets	7,306,330	7,195,734	7,157,998	2%	2%
Goodwill & other intangibles	759,424	760,911	766,109	0%	(1)%
Total assets	8,425,353	8,333,242	8,288,478	1%	2%

Non interest bearing demand deposits	1,254,846	1,267,356	1,304,484	(1)%	(4)%
Interest bearing deposits	5,235,651	5,154,922	5,288,940	2%	(1)%

Total deposits	6,490,497	6,422,278	6,593,424	1%	(2)%
Interest bearing liabilities	5,723,779	5,741,816	5,656,152	0%	1%

Shareholders’ equity - common	1,262,566	1,248,357	1,243,095	1%	2%
Tangible common equity	503,142	487,446	476,986	3%	5%

Umpqua Holdings Corporation

Average Balances
(Unaudited)

	Year Ended:

Dollars in thousands	Dec 31, 2008	Dec 31, 2007	% Change

Temporary investments	$24,357	$68,297	(64)%
Investment securities, taxable	883,987	743,266	19%
Investment securities, tax-exempt	170,277	149,291	14%
Loans held for sale	17,840	14,073	27%
Loans and leases	6,118,540	5,822,907	5%

Total earning assets	7,215,001	6,797,834	6%
Goodwill & other intangibles	761,672	739,086	3%
Total assets	8,342,005	7,897,568	6%

Non interest bearing demand deposits	1,255,263	1,263,873	(1)%
Interest bearing deposits	5,204,313	4,986,647	4%

Total deposits	6,459,576	6,250,520	3%
Interest bearing liabilities	5,724,340	5,331,620	7%

Shareholders’ equity - common	1,254,730	1,222,628	3%
Tangible common equity	493,058	483,542	2%

Umpqua Holdings Corporation Announces Fourth Quarter 2008 Results
January 29, 2009

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
Dollars in thousands	Dec 31, 2008	Sep 30, 2008	Dec 31, 2007	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$955,494	$939,876	$870,680	2%	10%

MSR Asset, at fair value	$8,205	$10,738	$10,088	(24)%	(19)%

MSR as % of serviced portfolio	0.86%	1.14%	1.16%

Mortgage Banking Revenue:
Origination and sale	$1,987	$1,817	$1,530	9%	30%
Servicing	633	636	601	0%	5%
Change in fair value of MSR asset	(3,028)	(1,426)	222	112%	nm
Change in fair value of MSR hedge	--	--	(334)	0%	(100)%

Total Mortgage Banking Revenue	$(408)	$1,027	$2,019	(140)%	(120)%

	Year Ended:

Dollars in thousands	Dec 31, 2008	Dec 31, 2007	% Change

Mortgage Banking Revenue:
Origination and sale	$6,940	$6,426	8%
Servicing	2,472	2,455	1%
Change in fair value of MSR asset	(4,578)	(756)	506%
Change in fair value of MSR hedge	(2,398)	(334)	618%

Total Mortgage Banking Revenue	$2,436	$7,791	(69)%

nm = not meaningful

# # #